BROCKER
Technology Group
 [BROCKER LOGO]                                        2150 Scotia One
                                                     10060 Jasper Avenue
                                              Edmonton, Alberta T5J 3R8, Canada


                 Brocker Cancelled Littauer Group Share Purchase

Edmonton, AB - March 29, 2001. Brocker Technology Group Ltd. (Nasdaq: BTGL, TSE:
BKI, http://www.brockergroup.com) announced today that it has cancelled its agreement with the Littauer Group to purchase 25% of the outstanding shares of Littauer Technologies Co. Ltd., a Korean public company that trades on Korean Stock Exchange, Kosdaq.

In December of last year, Brocker announced that it had entered into a Memorandum of Understanding with the Littauer Group to acquire a 25% controlling interest in Littauer Technologies Co. Ltd. in exchange for shares of Brocker that would represent a controlling interest in Brocker. That Memorandum of Understanding was subject to a number of conditions, including completion of due diligence reviews, plus Board and shareholder approval, none of which conditions have been satisfied to date. Brocker has decided that it will not be proceeding with this transaction.

About Brocker Technology Group Ltd.

Brocker Technology Group Ltd. (http://www.brockergroup.com) is a communications company focused on improving information flows by delivering innovation and market leadership in telecommunication services, e-commerce strategies and information management technologies. Brocker subsidiary, Datec also provides a broad range of IT and communications solutions to companies across the South Pacific.

For more information on Brocker Technology Group, please visit the website, www.brockergroup.com or contact:

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses; the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.

COMPANY CONTACTS:

Nigel Murphy
Marketing Communications Manager
Brocker Technology Group
Tel: +64 9 374 2040
Email: nmurphy@brocker.co.nz